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                                                                   EXHIBIT 10.7


                        Raptor Networks Technology, Inc.

Dear Series "C" Warrantholder:

         You are hereby notified and formally advised that effective 8/13/04 the Issuer, Raptor Networks Technology, Inc. has amended the terms of the Company's outstanding Series "C" Warrants to Purchase Shares of its restricted Common Stock to: a) reduce the per share exercise price to $1.25.

         All of the other terms, conditions and provisions of the Series "C" Warrants not in conflict with the foregoing purchase, or strike price amendment shall remain unchanged and in full force and effect.



                                                     /S/ Bob van Leyen
                                                  ------------------------
                                                  Bob van Leyen, Secretary